Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

150 East 42nd Street

New York, New York 10017

Telephone: (212) 370-100     Facsimile: (212) 370-7889

www.egsllp.com

April 3, 2013

Empire Resorts, Inc.

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Empire Resorts, Inc. (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of (i) 3,500,000 shares (the “Plan Shares”) of common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Empire Resorts, Inc. 2005 Second Amended and Restated Equity Incentive Plan (the “Plan”); (ii) the resale of 129,169 restricted shares (the “Restricted Shares”) of Common Stock granted pursuant to the Plan and (iii) the resale of 979,568 shares of Common Stock (the “Option Shares”), issuable pursuant to the exercise of options granted under the Plan.

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1) the Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws of the Company, each as amended as of the date hereof;

(2) the Plan; and

(3) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the accuracy and completeness of each document submitted to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, of the execution and delivery by such parties of such documents, and the validity and binding effect thereon on such parties. We have also assumed that the Company will not in the future issue or otherwise make unavailable so many shares of its Common Stock that there are insufficient authorized and unissued shares of Common Stock for issuance of the Option Shares. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware. We are not opinion on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality or other political subdivision or local government agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any change of law or fact that may occur.

Based upon and subject to the foregoing, it is our opinion that: (i) the Restricted Shares are duly authorized, validly issued, fully paid and nonassessable and (ii) the Plan Shares and Option Shares have been duly authorized and, upon issuance and payment therefore in accordance with the terms of the Plan and the agreements or certificates issued thereunder, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
ELLENOFF GROSSMAN & SCHOLE LLP